                                                                   Exhibit 99.2

                               [KPMG LETTERHEAD]

                         INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
First Union Direct Bank, N.A.

We have examined management's assertion regarding First Union Direct Bank, N.A.'s compliance, as Servicer, with the servicing requirements in Article IV,
Section 4.03 of the Pooling and Servicing Agreement for the First Union Master Credit Card Trust dated September 29, 1995, as amended, including supplements dated March 5, 1996 and April 23, 1996, by and between First Union Direct Bank, N.A. (the "Bank"), as Transferor and Servicer, and The Bank of New York, as Trustee (collectively, the "Agreement"), as of and for the year ended December 31, 1998, included in the accompanying Management's Assertion on the First Union Direct Bank, N.A.'s Compliance, as Servicer, with the Servicing Requirements of the Pooling and Servicing Agreement. Management is responsible for the Bank's compliance with the aforementioned section of the Agreement. Our responsibility is to express an opinion on management's assertion regarding the Bank's compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the aforementioned section of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the aforementioned section of the Agreement.

In our opinion, management's assertion that the Bank was materially in compliance with the servicing requirements in Article IV, Section 4.03 of the Agreement as of and for the year ended December 31, 1998, is fairly stated, in all material respects.

This report is intended solely for the information and use of the board of directors and management of the Bank and The Bank of New York, and is not intended to be and should not be used by anyone other than these specified parties. However, this report may be distributed to those authorized to receive such information as specified in the Agreement.


                                                 KPMG LLP



March 15, 1999

[FIRST UNION LOGO]

FIRST UNION DIRECT BANK, N.A.



            MANAGEMENT'S ASSERTION ON FIRST UNION DIRECT BANK, N.A.'S COMPLIANCE, AS SERVICER, WITH THE SERVICING REQUIREMENTS
                     OF THE POOLING AND SERVICING AGREEMENT

Management of First Union Direct Bank, N.A., as Servicer, is responsible for compliance with the servicing requirements in Article IV, Section 4.03 of the Pooling and Servicing Agreement for the First Union Master Credit Card Trust dated September 29, 1995, as amended, including supplements dated March 5, 1996 and April 23, 1996, by and between First Union Direct Bank, N.A., as Transferor and Servicer, and The Bank of New York, as Trustee (collectively, the "Agreement"), as of and for the year ended December 31, 1998.

Management assessed First Union Direct Bank, N.A.'s compliance with the servicing requirements in Article IV, Section 4.03 of the Agreement. Based upon this assessment, management believes that First Union Direct Bank, N.A. was materially in compliance with the servicing requirements in Article IV, Section
4.03 of the Agreement as of and for the year ended December 31, 1998.



/s/ DAVID NOLE

David Nole
Senior Vice President
First Union Direct Bank, N.A.

/s/ JAMES H. GILBRAITH II

James H. Gilbraith II
Vice President and Managing Director
First Union Direct Bank, N.A.


March 15, 1999

                               [KPMG LETTERHEAD]

                         INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
First Union Direct Bank, N.A.


We have examined management's assertion that First Union Corporation and subsidiaries (the "Corporation") maintained effective internal control over financial reporting as of December 31, 1998 included in the accompanying Management Representations under the FDIC Improvement Act. First Union Direct Bank, N.A. is a wholly-owned subsidiary of the Corporation. Management has informed us that the scope of their assertion includes financial reporting presented in conformity with both generally accepted accounting principles and the Board of Governors of the Federal Reserve System instructions for the FRY-9C report (The Consolidated Financial Statements for Bank Holding Companies).

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Corporation maintained effective internal control over financial reporting as of December 31, 1998 (as described above) is fairly stated, in all material respects, based upon criteria described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


                                                    KPMG LLP


January 14, 1999